Exhibit 10.54

SPECIAL RETENTION
LTIP GRANT

November 20, 2019

[Name]
[Address]
[City, State Zip]

Re:    Grant of Phantom Units

Dear [Name]:

I am pleased to inform you that you have been granted [LTIPs] Phantom Units as of the above date pursuant to the Company’s 2013 Long-Term Incentive Plan (the “Plan”). In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this grant are as set forth below.

1.Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit) as follows:
a.Tranche A, which shall consist of 50% of the total number of Phantom Units covered by this grant letter, shall vest on the August 2026 Distribution Date;
b.Tranche B, which shall consist of 25% of the total number of Phantom Units covered by this grant letter, shall vest on the later of the August 2026 Distribution Date and the first Distribution Date following the date on which the Partnership generates distributable cash flow (“DCF”) per common unit and common unit equivalent on a trailing four quarter basis of at least $2.80; and
c.Tranche C, which shall consist of 25% of the total number of Phantom Units covered by this grant letter, shall vest on the later of the August 2026 Distribution Date and the first Distribution Date following the date on which the Partnership generates DCF per common unit and common unit equivalent on a trailing four quarter basis of at least $3.15.

333 Clay Street, Suite 1600 (77002)     ■ P.O. Box 4648 ■ Houston, Texas 77210-4648 ■ 713-646-4100

[Name]
November 20, 2019

The DCF performance thresholds described in this paragraph shall apply to any trailing four-quarter period beginning on or after January 1, 2020. Any remaining Phantom Units that have not vested on or before the August 2028 Distribution Date, and any associated DERs (regardless of vesting), shall expire on such date. The DCF per common unit and common unit equivalent amounts referenced in this paragraph are subject to adjustment in the reasonable discretion of the Board based on a recommendation of the CEO to account for significant asset sales, acquisitions or capital transactions.
2.Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) as follows: (i) one-fifth of your DERs shall vest upon and effective with the August 2020 Distribution Date; (ii) one-fifth of your DERs shall vest upon and effective with the August 2021 Distribution Date; (iii) one-fifth of your DERs shall vest upon and effective with the August 2022 Distribution Date; (iv) one-fifth of your DERs shall vest upon and effective with the first Distribution Date following the date on which the Partnership generates DCF per common unit and common unit equivalent on a trailing four quarter basis of at least $2.70; and (v) one fifth of your DERs shall vest upon and effective with the first Distribution Date following the date on which the Partnership generates DCF per common unit and common unit equivalent on a trailing four quarter basis of at least $2.90. The DCF performance thresholds described in sections (iv) and (v) of this paragraph shall apply to any trailing four-quarter period beginning on or after January 1, 2020. The DCF per common unit and common unit equivalent amounts referenced in this paragraph are subject to adjustment in the reasonable discretion of the Board based on a recommendation of the CEO to account for significant asset sales, acquisitions or capital transactions.

3.Your DERs shall not accrue payments prior to vesting.

4.The number of Phantom Units subject to this award and any DCF per common unit and common unit equivalent level required for vesting under paragraphs 1 or 2 above shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having a similar effect.

5.Upon vesting of any Phantom Units, an equivalent number of DERs will expire. Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

[Name]
November 20, 2019

6.In the event of the termination of your employment with the Company and its Affiliates for any reason (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause, the following provisions shall apply: (i) if such termination occurs prior to the second anniversary of the date of this grant letter, 20% of your unvested Phantom Units shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) if such termination occurs on or after the second anniversary of the date of this grant letter but prior to the third anniversary of the date of this grant letter, 40% of your unvested Phantom Units shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (iii) if such termination occurs on or after the third anniversary of the date of this grant letter but prior to the fourth anniversary of the date of this grant letter, 60% of your unvested Phantom Units shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (iv) if such termination occurs on or after the fourth anniversary of the date of this grant letter but prior to the fifth anniversary of the date of this grant letter, 80% of your unvested Phantom Units shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (v) if such termination occurs on or after the fifth anniversary of the date of this grant letter, 100% of your unvested Phantom Units shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; and (vi) any DERs associated with such unvested, nonforfeitable Phantom Units described in clauses (i)-(v) immediately preceding shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 1 or paragraph 5 above.

[Name]
November 20, 2019

7.In the event of the termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), the following provisions shall apply: (i) if such termination takes place prior to the second anniversary of the date of this grant letter, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination and (ii) if such termination takes place on or after the second anniversary of the date of this grant, 100% of the unvested Phantom Units covered by paragraph 1(a) above, and any unvested Phantom Units covered by paragraphs 1(b) and 1(c) above with respect to which the Partnership has, as of the date of termination, achieved the applicable DCF vesting criteria for such Phantom Units, shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date (and any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 1 or paragraph 5 above). As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 7, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

8.In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

9.Upon payment pursuant to a DER, the Company will withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, the Company will withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); (iii) “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership; and (iv) “Board” means the board of directors of PAGP GP (defined below).

[Name]
November 20, 2019

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company, or (C) the termination of your employment by you as a result of your retirement on terms and timing that are approved by the Chief Executive Officer of the Company (“CEO”). A termination by you pursuant to (B) above shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:

(i)any Person (other than Plains GP Holdings, L.P. (“PAGP”) and any affiliate of PAGP that is controlled by PAGP) becomes the beneficial owner, directly or indirectly (in one transaction or a series of related transactions and whether by merger or otherwise), of 50% or more of the membership interest in PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”);
(ii)any Person (other than PAGP GP, PAGP or any affiliate of PAGP that is controlled by PAGP) acquires (in one transaction or a series of related transactions and whether by merger or otherwise) direct or indirect control of the general partner interest of PAGP;
(iii)PAGP ceases to retain direct or indirect control (in one transaction or a series of related transactions and whether by merger or otherwise) of the general partner of the Partnership; or
(iv)the consummation of a reorganization, merger or consolidation with, or any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to, one or more Persons (other than PAGP or any affiliates of PAGP that are controlled by PAGP).

As used in this definition, “Person” shall include any “partnership, limited partnership, syndicate or other group” constituting a “person” within the meaning of such terms pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

[Name]
November 20, 2019

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof (or Canada or any province thereof) or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in the case of clauses (i) and (iii), with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Seventh Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

    This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. Copies of the Plan and the Partnership Agreement are available upon request.

[Name]
November 20, 2019

Please designate in the space provided below a beneficiary to receive benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the box below, the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants. Please execute and return a copy of this grant letter to Richard McGee and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:    PAA GP LLC, its general partner
By:    PLAINS AAP, L.P., its sole member
By:    PLAINS ALL AMERICAN GP LLC, its general partner

By:    ______________________________
Name:    Willie Chiang
Title:    Chief Executive Officer

[Officer]

Units:	[LTIP Grant]
Dated:

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

☐ Check this box only if designation does not apply to prior grants